PO Box 9005
Quakertown, PA 18951-9005
215.538.5600
800.491.9070
QNBBank.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS

THIRD QUARTER 2026 RESULTS

QUAKERTOWN, PA (October 27, 2026) QNB Corp. (the “Company” or “QNB”) (NASDAQ: QNBC), the parent company of QNB Bank (the “Bank”), reported a net loss for the third quarter of 2026 of $14,774,000 or a loss of $2.67 per share on a diluted basis. QNB announced the launch and pricing of an underwritten public offering on August 19, 2026. The offering was completed on August 20, 2026 for the issuance of a total of 1,232,142 common shares which added $48,284,000, proceeds net of underwriting discounts and related costs, to shareholders' equity. QNB announced on September 8, 2026 the execution of a strategic repositioning of a portion of its securities available-for-sale portfolio (the "balance sheet restructuring"). QNB sold $250,712,000 in available for sale securities at a loss of $29,049,000 and unwound the related swap for a gain of $1,336,000. QNB also previously announced the acquisition of Victory Bancorp, Inc. ("Victory"), a highly complementary community banking franchise headquartered in Limerick, Pennsylvania, was officially closed on April 1, 2026. Results for the three and nine months of 2026 include three and six months, respectively, of post-merger activity related to the acquisition of Victory. The merger-related costs are significant one-time costs and are not normal recurring operating expenses.

Net loss for the third quarter of 2026 included a net loss of $27,713,000 due to the balance sheet restructuring and merger-related costs of $251,000 compared to $519,000 in the third quarter of 2025. Excluding the impact of the balance sheet restructuring and the merger-related costs, net of tax of $21,981,000, adjusted net income was $7,207,000 and adjusted diluted earnings per share was $1.30*. This compares to adjusted net income, excluding the merger-related costs, net of tax, of $410,000 of $4,058,000, or $1.09* per share on a diluted basis, for the same period in 2025. For the nine months ended September 30, 2026, QNB reported a net loss of $8,994,000, or a loss of $1.89 per share on a diluted basis. Net income included merger-related costs, net of tax, of $3,249,000. Excluding the impact of the balance sheet restructuring and the merger-related costs, adjusted net income was $16,236,000 and adjusted diluted earnings per share was $3.39*. This compares to net income, excluding merger-related costs, of $10,519,000, or $2.83* per share on a diluted basis, reported for the same period in 2025.

For the third quarter ended September 30, 2026, the annualized rate of return on average assets (ROAA) and average shareholders’ equity (ROAE) was negative 2.44% and a negative 29.70%, respectively. Adjusted ROAA and ROAE, excluding the impacts of the balance sheet restructuring and merger-related costs, for the three-month period of 2026 was 1.19%* and 14.49%*, respectively. This compares with adjusted ROAA and ROAE, excluding the impact of merger-related costs 0.85%* and 13.89%*, respectively, for the third quarter 2025. For the nine months ended September 30, 2026, QNB reported ROAA and ROAE of a negative 0.54% and a negative 7.03%, respectively. Adjusted annualized ROAA and ROAE, excluding the impacts of the balance sheet restructuring and merger-related cost, for the nine-month period of 2026 was 0.97%* and 12.68%*, respectively. This compares with adjusted ROAA and ROAE, excluding the impact of merger-related costs 0.74%* and 12.68%*, respectively, for the same period in 2025.

The operating performance of the Bank, a wholly-owned subsidiary of QNB Corp., included three months of post-merger activity and the impact of the balance sheet restructuring during the third quarter of 2026. Excluding the impacts of the balance sheet restructuring and merger related costs, net of tax, at the Bank, the operating performance at the Bank improved for the quarter ended September 30, 2026, in comparison with the same period in 2025, due primarily to improvement in the interest margin causing a $6,532,000 increase in net interest income and a $927,000 increase in non-interest income; this was partly offset by an increase in non-interest expense of $2,709,000. The contribution from QNB Corp., which included three months of post-merger activity, for the quarter ended September 30, 2026, declined compared with the same period in 2025, primarily due to a decrease in net interest income of $369,000, related to the subordinated debt acquired in the acquisition, a decrease in merger-related costs of $355,000 and an increase in other non-interest expense of $123,000.

The following table presents disaggregated net income (loss):

	Three months ended,			Nine months ended,
	9/30/2026	9/30/2025	Variance	9/30/2026	9/30/2025	Variance
QNB Bank	$(13,440,000)	$4,837,000	$(18,277,000)	$(5,106,000)	$12,808,000	$(17,914,000)
QNB Corp	(1,334,000)	(1,189,000)	(145,000)	(3,888,000)	(2,699,000)	(1,189,000)
Consolidated net (loss) income	$(14,774,000)	$3,648,000	$(18,422,000)	$(8,994,000)	$10,109,000	$(19,103,000)

Adjusted Consolidated net income excluding impact of balance sheet restructuring and merger-related costs (Non-GAAP*)	$7,207,000	$4,058,000	$3,149,000	$16,236,000	$10,519,000	$5,717,000

* QNB uses non-GAAP financial information in its analysis of performance. These non-GAAP ratios and calculations provide a better understanding of ongoing operations and comparability with prior period results by showing the effects of significant gains and charges in the periods presented. QNB believes that investors may use these non-GAAP measures to analyze QNB’s financial performance without the impact of unusual items or events that may obscure trends. This non-GAAP data is not a substitute for GAAP results and should be considered in addition to results prepared in accordance with GAAP. Non-GAAP financial measures include risks as companies might calculate these measures differently and persons might disagree as to the appropriateness of items included in these measures. Please see attached table "Impact of Merger-Related Costs--GAAP to Non-GAAP Measure Reconciliation."

Total assets as of September 30, 2026 were $2,361,620,000 compared with $1,906,005,000 at December 31, 2025. Loans receivable increased to $1,772,174,000 and total deposits increased to $2,056,299,000.

“Our third-quarter results reflect a period of significant strategic progress for QNB. We have strengthened our capital position through our public offering," said Dave Freeman, President and Chief Executive Officer. "While reported earnings were impacted by the balance sheet restructuring and final merger-related expenses, the underlying performance of our franchise remained strong. Adjusted earnings improved meaningfully compared to the prior year, supported by higher net interest income, margin expansion, strong loan growth, and the successful integration of Victory Bancorp, where we are realizing meaningful synergies, particularly through robust loan growth. Importantly, the balance sheet restructuring positions us to benefit from further earnings improvement in future periods. These actions have strengthened our balance sheet, enhanced our market presence, and positioned QNB for continued growth and profitability.”

Net Interest Income and Net Interest Margin

Net interest income for the quarter ended September 2026 totaled $19,161,000, an increase of $6,163,000, from the same period in 2025. Tax-equivalent net interest margin was 3.25% for the third quarter of 2026 and 2.72% for the same period in 2025, an increase of 53 basis points. Tax-equivalent net interest margin was 3.09% for the nine months ended September 30, 2026, compared with 2.64% for the same period in 2025.

The yield on earning assets was 5.31% for the third quarter of 2026 compared to 4.91% for the third quarter of 2025, an increase of 40 basis points. For the nine-month period ended September 30, 2026, the yield on earning assets was 5.15%, compared with 4.87% for the same period in 2025; an increase of 28 basis points.

The cost of interest-bearing liabilities was 2.52% for the third quarter ended September 30, 2026, compared with 2.64% for the same period in 2025, a decrease of 12 basis points. For the nine-month period ended September 30, 2026, the cost of interest-bearing liabilities was 2.50%, compared with 2.70% for the same period in 2025, a decrease of 20 basis points.

Quarterly average loan growth of $509,380,000 was offset by an increase in average deposits of $397,272,000, an increase in subordinated debt of $14,708,000 and an increase in shareholders' equity of $81,475,000, primarily due to the acquisition of $408,379,000 in loans, $409,165,000 in deposits and $47,101,000 in equity were added upon the close of the Victory merger. Additionally, equity was impacted by the $48,284,000 in net proceeds from the public offering.

Loan growth was primarily in commercial real estate, which comprised 56.0% of average earning assets in the third quarter of 2026 compared with 46.3% for the same period in 2025, and the increases in both rates and volume in commercial real estate loans contributed to the 24 basis-point increase in the yield on loans. The average rate paid on interest-bearing deposits decreased 13 basis points. The 41-basis point decrease in the rate on short-term borrowings was due to both rate and volume.

Asset Quality, Provision for Credit Losses on Loans and Allowance for Credit Losses

QNB recorded a $379,000 provision for credit losses on loans in the third quarter of 2026 compared to a $98,000 provision in the third quarter of 2025. QNB recorded a $900,000 provision for credit losses on loans in the nine months ended September 30, 2026 compared to a $504,000 provision in the same period of 2025. QNB added $3,020,000 in allowance for credit losses due to the acquisition in the second quarter of 2026. QNB's allowance for credit losses on loans of $13,047,000 represents 0.74% of loans receivable at September 30, 2026, compared to $9,215,000, or 0.73% of loans receivable at December 31, 2025. Net loan charge-offs were $102,000 for the quarter ended September 30, 2026, compared with $12,000 for the same period in 2025. Net charge-offs for the nine months ended September 30, 2026 were $88,000 compared with recoveries of $7,000 for the same period of 2025.

Total non-performing loans, which represent loans on non-accrual status and loans past due 90 days or more and still accruing interest, were $11,688,000, or 0.66% of loans receivable at September 30, 2026, compared with $8,793,000, or 0.70% of loans receivable at December 31, 2025. The increase was primarily due to four commercial and one retail customer. In cases where there is a collateral shortfall on non-accrual loans, specific reserves have been established based on updated collateral values even if the borrower continues to pay in accordance with the terms of the agreement. At September 30, 2026, $8,282,000, or approximately 71% of the loans classified as non-accrual, are current or past due less than 30 days. Commercial loans classified as substandard or doubtful loans totaled $44,621,000 at September 30, 2026, compared with $39,219,000 at December 31, 2025, an increase of $5,402,000 primarily due to commercial real estate and commercial and industrial loans acquired.

Non-Interest Income

Total non-interest income for 2026 includes three months for the quarter and six months for the nine months ended September 30, 2026 of impact from the acquisition. Noninterest income was a negative $24,951,000 for the third quarter of 2026 compared with $1,847,000 for the same period in 2025; and a negative $21,011,000 for the nine months ended September 30, 2026 compared with $5,083,000 for the same period of 2025. Non-interest income for the three and nine months ended September 30, 2026 includes the negative impact of the balance sheet restructuring of $27,713,000. Non-interest income for the nine months ended September 30, 2026 also included $96,000 of realized gains on the sales of investment securities and a $303,000 loss on the termination of an interest-rate swap acquired in the acquisition, both are unrelated to the balance sheet restructuring. The Bank completed the exchange offer to convert its Visa B-2 shares to B-3 and C shares in the second quarter of 2026; the Bank subsequently converted the remaining two-thirds of the Visa C shares to Visa A shares and recorded a $612,000 unrealized gain; a total of $880,000 for the nine months of 2026. Excluding these gains and losses, non-interest income increased $303,000 to $2,150,000 from 1,847,000 for the third quarter; and increased $946,000 to $6,029,000 from $5,083,000 for the nine-month period.

Fees for services to customers increased $169,000 for the quarter ended September 30, 2026, as overdraft fees increased $53,000 and other deposit-related fees increased $116,000. ATM and debit card income increased $111,000. Retail brokerage and advisory income decreased $61,000 for the same period. Gains on sales of loans decreased $39,000 due to volume of sales. Other non-interest income increased $123,000 for the same period due to an increase in bank-owned life insurance of $48,000, an increase in letter of credit fees of $42,000, an increase other loan servicing fees of $20,000 and an increase in credit card income of $7,000.

Fees for services to customers increased $408,000 for the nine months ended September 30, 2026, as overdraft fees increased $150,000 and other deposit-related fees increased $258,000. ATM and debit card income increased $283,000. Retail brokerage and advisory income increased $9,000 for the same nine-month period. Gains on sales of loans decreased $17,000 due to volume of sales. Other non-interest income increased $263,000 for the nine-month period due to an increase in bank-owned life insurance of $105,000, an increase in letter of credit fees of $85,000, an increase in other loan servicing fees of $29,000, an increase in title company income of $26,000 and an increase in credit card income of $20,000.

Non-Interest Expense

Total non-interest expense for 2026 includes three and six months of impact from the acquisition for the third quarter and nine-month period ending September 30, 2026, respectively. Total non-interest expense was $12,734,000 for the third quarter of 2026 compared with $10,182,000 for the same period in 2025. Excluding pre-tax merger-related costs, non-interest expense increased $2,820,000 for the third quarter of 2026, compared to the same period in 2025. Total non-interest expense was $40,308,000 for the nine months ended September 30, 2026 compared with $29,113,000 for the same period in 2025. Excluding pre-tax merger-related costs, non-interest expense increased $7,491,000 for the nine months ended September 30, 2026, compared to the same period in 2025.

Salaries and benefits expense increased $1,640,000 to $6,888,000 in the third quarter of 2026, compared to the same period in 2025. Salary expense and related payroll taxes increased $1,401,000 to $6,017,000 and benefits expense increased $239,000 to $871,000 when comparing the two periods.

For the third quarter of 2026, net occupancy and furniture and equipment expense increased $304,000 to $1,992,000 as rental expense increased $156,000, depreciation increased $74,000, maintenance, utilities and costs increased $74,000. Other non-interest expense for the third quarter increased $876,000 due to increases in third-party services of $79,000, core deposit amortization of $332,000, marketing expense of $159,000, FDIC insurance of $119,000, courier expense increased $53,000, bank shares tax of $41,000, business development cost increased $35,000, communications and supplies increased $27,000, and various other expenses increased a net total of $34,000. Nine-month results for non-interest expense are similar to those discussed for the third quarter of 2026.

Income Taxes

Provision for income taxes decreased $5,048,000 to a benefit of $4,126,000 in the third quarter of 2026 and decreased $5,153,000 to a benefit of $2,602,000 for the nine months ended September 30, 2026, due to lower taxable income, compared with the same periods in 2025. The effective tax rate increased for both the three- and nine-month periods ended September 30, 2026 to 21.8% and 22.4%, respectively, from 20.2% and 20.2% for the same periods in 2025, respectively, due non-taxable merger-related costs.

About the Company

QNB Corp. is the holding company for QNB Bank, which is headquartered in Quakertown, Pennsylvania. QNB Bank currently operates fourteen branches in Bucks, Lehigh and Montgomery Counties along with two loan production offices in Montgomery and Berks Counties. The Bank offers commercial, small business, and personal customers banking services, borrowing solutions, and cash management tools in the communities they serve. In addition, the Company provides securities and advisory services under the name of QNB Financial Services through a registered Broker/Dealer and Registered Investment Advisor, and title insurance as a member of Laurel Abstract Company LLC. More information about QNB Corp. and QNB Bank is available at QNBBank.com.

Forward Looking Statement

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2025. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Contacts:	David W. Freeman	Jeffrey Lehocky
	President & Chief Executive Officer	Chief Financial Officer
	215-538-5600 x-5619	215-538-5600 x-5716
	dfreeman@QNBbank.com	jlehocky@QNBbank.com

QNB Corp.
Consolidated Selected Financial Data (unaudited)
(Dollars in thousands)
Balance Sheet (Period End)	9/30/26	6/30/26	3/31/26	12/31/25	9/30/25
Assets	$2,361,620	$2,398,970	$1,923,123	$1,906,005	$1,903,244
Cash and cash equivalents	106,428	79,340	56,603	50,297	66,331
Investment securities
Debt securities, AFS	397,563	516,978	528,007	542,830	538,318
Loans held-for-sale	163	395	1,199	246	—
Loans receivable	1,772,174	1,716,599	1,282,773	1,262,074	1,246,529
Allowance for credit losses on loans	(13,047)	(12,770)	(9,531)	(9,215)	(9,255)
Net loans	1,759,127	1,703,829	1,273,242	1,252,859	1,237,274
Deposits	2,056,299	2,067,151	1,653,431	1,642,511	1,681,540
Demand, non-interest bearing	251,590	266,120	187,580	189,957	189,492
Interest-bearing demand, money market and savings	1,377,626	1,367,300	1,099,480	1,076,757	1,104,761
Time	427,083	433,731	366,371	375,797	387,287
Short-term borrowings	16,500	75,428	86,806	80,601	48,703
Long-term debt	—	—	—	—	—
Subordinated debt	41,068	54,018	39,318	39,268	39,218
Shareholders' equity	226,184	183,514	131,384	129,563	121,487

Asset Quality Data (Period End)
Non-accrual loans	$11,688	$10,418	$9,614	$8,793	$8,947
Loans past due 90 days or more and still accruing	—	—	—	—	—
Non-performing loans	11,688	10,418	9,614	8,793	8,947
Other real estate owned and repossessed assets	—	—	—	—	—
Non-performing assets	$11,688	$10,418	$9,614	$8,793	$8,947

Allowance for credit losses on loans	$13,047	$12,770	$9,531	$9,215	$9,255

Non-performing loans / Loans excluding held-for-sale	0.66%	0.61%	0.75%	0.70%	0.72%
Non-performing assets / Assets	0.49%	0.43%	0.50%	0.46%	0.47%
Allowance for credit losses on loans / Loans excluding held-for-sale	0.74%	0.74%	0.74%	0.73%	0.74%

QNB Corp.
Consolidated Selected Financial Data (unaudited)
(Dollars in thousands, except per share data)	Three months ended,					Nine months ended,
For the period:	9/30/26	6/30/26	3/31/26	12/31/25	9/30/25	9/30/26	9/30/25
Interest income	$31,320	$30,631	$22,476	$23,812	$23,518	$84,427	$68,826
Interest expense	12,159	12,280	9,367	9,770	10,520	33,806	31,639
Net interest income	19,161	18,351	13,109	14,042	12,998	50,621	37,187
Provision (reversal of provision) for credit losses	376	222	300	(48)	93	898	497
Net interest income after provision for credit losses	18,785	18,129	12,809	14,090	12,905	49,723	36,690
Non-interest income:
Fees for services to customers	690	658	513	533	521	1,861	1,453
ATM and debit card	887	811	741	835	776	2,439	2,156
Retail brokerage and advisory income	135	148	203	171	196	486	477
Net (loss) gain on sale of securities	(29,049)	96	—	—	—	(28,953)	—
Net unrealized gain on equity securities	612	268	—	—	—	880	—
Net gain (loss) on interest-rate swap termination	1,336	(303)	—	—	—	1,033	—
Net gain on sale of loans	2	36	8	-	41	46	63
Other	436	425	336	335	313	1,197	934
Total non-interest (loss) income	(24,951)	2,139	1,801	1,874	1,847	(21,011)	5,083
Non-interest expense:
Salaries and employee benefits	6,888	7,200	5,616	5,730	5,248	19,704	15,531
Net occupancy and furniture and equipment	1,992	2,189	1,892	1,649	1,688	6,073	5,105
Merger-related expense	251	3,084	888	619	519	4,223	519
Other	3,603	3,963	2,742	2,696	2,727	10,308	7,958
Total non-interest expense	12,734	16,436	11,138	10,694	10,182	40,308	29,113
(Loss) income before income taxes	(18,900)	3,832	3,472	5,270	4,570	(11,596)	12,660
(Benefit) provision for income taxes	(4,126)	817	707	1,289	922	(2,602)	2,551
Net (loss) income	$(14,774)	$3,015	$2,765	$3,981	$3,648	$(8,994)	$10,109

Share and Per Share Data:
Net (loss) income - basic	$(2.67)	$0.61	$0.74	$1.07	$0.98	$(1.89)	$2.72
Net (loss) income - diluted	$(2.67)	$0.60	$0.73	$1.06	$0.98	$(1.89)	$2.72
Book value	$36.37	$36.87	$34.72	$34.65	$32.59	$36.37	$32.59
Tangible book value	$33.74	$33.53	$34.72	$34.65	$32.59	$33.74	$32.59
Cash dividends	$0.39	$0.39	$0.39	$0.38	$0.38	$1.17	$1.14
Average common shares outstanding -basic	5,529,869	4,968,665	3,760,664	3,730,591	3,721,501	4,759,546	3,710,824
Average common shares outstanding -diluted	5,529,869	5,001,610	3,775,579	3,745,230	3,735,993	4,759,546	3,723,196

Selected Ratios:
Return on average asset	-2.44%	0.50%	0.59%	0.83%	0.76%	-0.54%	0.72%
Return on average shareholders' equity	-29.70%	6.65%	8.40%	12.52%	12.49%	-7.03%	12.18%
Net interest margin (tax equivalent)	3.25%	2.72%	2.82%	2.95%	2.72%	3.09%	2.64%
Efficiency ratio (tax equivalent)	-224.39%	79.90%	73.97%	66.79%	68.09%	134.56%	68.31%
Average shareholders' equity to total average assets	8.22%	7.59%	6.99%	6.64%	6.09%	7.65%	5.87%

Net loan (recoveries) charge-offs	$102	$(1)	$(13)	$(4)	$12	$88	$(7)
Net loan (recoveries) charge-offs-annualized / Average loans excluding held-for-sale	0.02%	0.00%	0.00%	0.00%	0.00%	0.01%	0.00%

Balance Sheet (Average)
Assets	$2,399,791	$2,395,752	$1,909,962	$1,901,870	$1,904,529	$2,236,963	$1,888,321
Investment securities	524,806	587,867	596,894	604,727	612,204	569,592	619,910
Loans receivable	1,734,164	1,709,599	1,273,380	1,249,481	1,224,490	1,574,070	1,216,987
Deposits	2,075,390	2,074,766	1,638,840	1,671,921	1,678,118	1,931,264	1,653,266
Shareholders' equity	197,382	181,911	133,514	126,202	115,907	171,170	110,934

QNB Corp. (Consolidated)
Average Balances, Rate, and Interest Income and Expense Summary (Tax-Equivalent Basis)

	Three Months Ended
	September 30, 2026			September 30, 2025
	Average	Average		Average	Average
	Balance	Rate	Interest	Balance	Rate	Interest
Assets
Federal funds sold	$-	0.00%	$—	$—	0.00%	$—
Investment securities:
U.S. Treasury	33,142	3.97	331	20,556	4.18	216
U.S. Government agencies	52,563	1.19	156	75,965	1.18	224
State and municipal	93,264	2.56	596	104,934	2.87	754
Mortgage-backed and CMOs	281,304	1.97	1,387	344,214	2.50	2,152
Corporate debt securities and mutual funds	63,986	5.76	922	66,535	6.11	1,017
Equities	547	-	-	-	-	-
Total investment securities	524,806	2.59	3,392	612,204	2.85	4,363
Loans:
Commercial real estate	1,316,911	6.25	20,730	885,635	5.95	13,285
Residential real estate	124,108	4.89	1,516	116,550	4.52	1,316
Home equity loans	105,549	6.14	1,633	71,090	6.34	1,135
Commercial and industrial	159,681	7.13	2,872	128,744	7.45	2,418
Consumer loans	4,610	8.64	100	3,182	8.06	64
Tax-exempt loans	23,351	5.32	313	19,629	4.28	211
Total loans, net of unearned income*	1,734,210	6.21	27,164	1,224,830	5.97	18,429
Other earning assets	91,446	3.81	879	74,054	4.47	835
Total earning assets	2,350,462	5.31	31,435	1,911,088	4.91	23,627
Cash and due from banks	29,586			16,062
Accumulated other comprehensive loss, net of tax	(46,248)			(56,590)
Allowance for credit losses on loans	(12,830)			(9,185)
Other assets	78,821			43,154
Total assets	$2,399,791			$1,904,529

Liabilities and Shareholders' Equity
Interest-bearing deposits:
Interest-bearing demand	$452,547	1.09%	1,248	$377,473	0.98%	933
Municipals	189,947	3.18	1,523	179,161	3.76	1,697
Money market	382,109	2.80	2,698	256,289	2.87	1,852
Savings	346,784	1.53	1,337	277,808	1.28	899
Time < $250	355,689	3.32	2,976	335,780	3.70	3,128
Time > $250	78,087	3.40	670	56,258	3.95	560
Total interest-bearing deposits	1,805,163	2.30	10,452	1,482,769	2.43	9,069
Short-term borrowings	53,126	3.16	423	57,063	3.57	514
Subordinated debt	53,899	9.53	1,284	39,191	9.57	937
Total borrowings	107,025	6.33	1,707	96,254	5.98	1,451
Total interest-bearing liabilities	1,912,188	2.52	12,159	1,579,023	2.64	10,520
Non-interest-bearing deposits	270,227			195,349
Other liabilities	19,994			14,250
Shareholders' equity	197,382			115,907
Total liabilities and
shareholders' equity	$2,399,791			$1,904,529
Net interest rate spread		2.79%			2.27%
Margin/net interest income		3.25%	$19,276		2.72%	$13,107
Tax-exempt securities and loans were adjusted to a tax-equivalent basis and are based on the Federal corporate tax rate of 21%
Non-accrual loans and investment securities are included in earning assets.
* Includes loans held-for-sale

QNB Corp. (Consolidated)
Average Balances, Rate, and Interest Income and Expense Summary (Tax-Equivalent Basis)

	Nine Months Ended
	September 30, 2026			September 30, 2025
	Average	Average		Average	Average
	Balance	Rate	Interest	Balance	Rate	Interest
Assets
Federal funds sold	$388	3.63%	$11	$—	0.00%	$—
Investment securities:
U.S. Treasury	24,972	3.82	713	20,582	4.26	656
U.S. Government agencies	68,083	1.18	604	75,963	1.18	672
State and municipal	100,864	2.40	1,816	105,092	2.87	2,264
Mortgage-backed and CMOs	307,991	1.94	4,486	353,997	2.46	6,544
Corporate debt securities and mutual funds	67,463	5.83	2,950	64,276	6.44	3,106
Equities	219	—	—	—	—	—
Total investment securities	569,592	2.47	10,569	619,910	2.85	13,242
Loans:
Commercial real estate	1,169,639	6.20	54,271	868,880	5.87	38,129
Residential real estate	123,149	4.69	4,332	115,149	4.41	3,809
Home equity loans	95,133	6.05	4,307	69,921	6.39	3,339
Commercial and industrial	160,752	7.10	8,533	140,822	7.42	7,817
Consumer loans	4,296	8.04	258	3,327	7.81	194
Tax-exempt loans	21,424	5.17	829	19,260	4.22	608
Total loans, net of unearned income*	1,574,393	6.16	72,530	1,217,359	5.92	53,896
Other earning assets	58,194	3.82	1,662	61,114	4.46	2,037
Total earning assets	2,202,567	5.15	84,772	1,898,383	4.87	69,175
Cash and due from banks	23,565			14,375
Accumulated other comprehensive loss, net of tax	(45,483)			(58,821)
Allowance for credit losses on loans	(11,611)			(9,102)
Other assets	67,925			43,486
Total assets	$2,236,963			$1,888,321

Liabilities and Shareholders' Equity
Interest-bearing deposits:
Interest-bearing demand	$445,393	1.09%	3,617	$378,157	0.98%	2,765
Municipals	158,630	3.21	3,808	158,426	3.87	4,580
Money market	341,892	2.73	6,992	257,392	2.87	5,532
Savings	327,938	1.47	3,601	279,507	1.29	2,693
Time < $250	343,764	3.33	8,570	334,292	3.83	9,570
Time > $250	73,434	3.52	1,936	52,319	4.10	1,605
Total interest-bearing deposits	1,691,051	2.26	28,524	1,460,093	2.45	26,745
Short-term borrowings	68,457	3.48	1,781	58,546	3.79	1,659
Long-term debt	—	—	—	11,758	4.74	423
Subordinated debt	49,114	9.50	3,501	39,142	9.58	2,812
Total borrowings	117,571	6.01	5,282	109,446	5.98	4,894
Total interest-bearing liabilities	1,808,622	2.50	33,806	1,569,539	2.70	31,639
Non-interest-bearing deposits	240,213			193,173
Other liabilities	16,958			14,675
Shareholders' equity	171,170			110,934
Total liabilities and
shareholders' equity	$2,236,963			$1,888,321
Net interest rate spread		2.65%			2.17%
Margin/net interest income		3.09%	$50,966		2.64%	$37,536
Tax-exempt securities and loans were adjusted to a tax-equivalent basis and are based on the Federal corporate tax rate of 21%
Non-accrual loans and investment securities are included in earning assets.
* Includes loans held-for-sale

QNB Corp.
Consolidated Selected Financial Data (unaudited)
Impact of Balance Sheet Restructuring and Merger-Related Costs--GAAP to Non-GAAP Measure Reconciliation

(Dollars in thousands, except per share data)
	Three months ended,			Nine months ended,
For the period:	9/30/2026	9/30/2025	Variance	9/30/2026	9/30/2025	Variance
Net (loss) income (GAAP)	$(14,774)	$3,648	$(18,422)	$(8,994)	$10,109	$(19,103)
Merger-related costs	251	519	(268)	4,223	519	3,704
Balance sheet restructuring net loss	27,713	—	27,713	27,713	—	27,713
Income tax benefit	(5,983)	(109)	(5,874)	(6,706)	(109)	(6,597)
Restructuring loss and merger-related costs, net of tax	21,981	410	21,571	25,230	410	24,820
Adjusted net income excluding impact of restructuring loss and merger-related costs (Non-GAAP)	$7,207	$4,058	$3,149	$16,236	$10,519	$5,717

Share and Earnings Per Share (EPS) Data:
Basic:
EPS using Net (loss) income (GAAP)	$(2.67)	$0.98	$(3.65)	$(1.89)	$2.72	$(4.61)
Adjusted EPS using Net income excluding impact of restructuring loss and merger-related costs (Non-GAAP)	$1.30	$1.09	$0.21	$3.41	$2.83	$0.58
Fully-diluted:
EPS using Net (loss) income (GAAP)	$(2.67)	$0.98	$(3.65)	$(1.89)	$2.72	$(4.61)
Adjusted EPS using Net income excluding impact of restructuring loss and merger-related costs (Non-GAAP)	$1.30	$1.09	$0.21	$3.39	$2.83	$0.56

Average common shares outstanding -basic (GAAP)	5,529,869	3,721,501		4,759,546	3,710,824
Average common shares outstanding -dilutive (GAAP)	5,529,869	3,735,993		4,759,546	3,723,196
Dilutive shares adjustment for Non-GAAP	33,649	—		24,284	—
Adjusted average common shares outstanding -diluted (Non-GAAP)	5,563,518	3,735,993		4,783,830	3,723,196

Selected Ratios:
Return on Average Assets (ROAA):
ROAA using Net (loss) income (GAAP)	-2.44%	0.76%	-320 bp	-0.54%	0.72%	-126 bp
Adjusted ROAA using Net income excluding impact of restructuring loss and merger-related costs (Non-GAAP)	1.19%	0.85%	34 bp	0.97%	0.74%	23 bp
Return on Average Equity (ROAE):
ROAE using Net (loss) income (GAAP)	-29.70%	12.49%	-4219 bp	-7.03%	12.18%	-1921 bp
Adjusted ROAE using Net income excluding impact of restructuring loss and merger-related costs (Non-GAAP)	14.49%	13.89%	60 bp	12.68%	12.68%	0 bp

Efficiency Ratio:
Efficiency Ratio (GAAP)	-224.39%	68.09%	-29248 bp	134.56%	68.31%	6625 bp
Adjusted Efficiency Ratio excluding impact of restructuring loss and merger-related costs (Non-GAAP)	56.64%	64.62%	-798 bp	62.57%	67.09%	-452 bp